                [RIDGEWOOD GROUP INTERNATIONAL, LTD. LETTERHEAD]

                                  May 3, 2001

Mr. Mark Laramie
CrossPoint Foods Corporation
1050 17th Street, Suite B195
Denver, CO 80265

Dear Mr. Laramie:

This letter sets forth the Agreement and Understanding between CrossPoint Foods Corporation (the "Company"), Ridgewood Group International Ltd. ("Ridgewood") and Ridgewood Capital Funding Inc. (Ridgewood Capital) relating to the engagement of Ridgewood by the Company to advise and assist in raising private financing up to $25 million. Such financing may include senior debt, subordinated debt, convertible debt, convertible preferred stock or a combination with equity equivalents such as warrants to purchase common stock and would be raised through a best efforts private placement offering of one class or a combination of such securities, any of which may include a warrant feature (the "Offering").

The size of the Offering will depend, among other things, on the amount of common stock actually to be issued and sold in the Company's initial public offering ("IPO") as further discussed herein, but is likely to range between $18 million and $25 million.

We understand that the Company is preparing and intends to file on or about May 15, 2001 a Registration Statement covering the sale of common stock in the IPO. The targeted size of the IPO is approximately $14 million to be completed in 2001. The lead manager will be Schneider Securities, Inc. ("Schneider"). The net proceeds of the IPO will be used to pay a portion of the $19 million cash (purchase prices for the acquisitions of Southwest Traders, Inc. ("SWT") and Damon Industries, Inc. ("Damon").

The principal use of proceeds of the Offering will be to finance the balance of the acquisition costs and additional companies operating in the specialty food distribution industry. As soon as practicable after the completion of the IPO, the Company and Ridgewood will agree upon the specific size and securities to be included in the Offering (the "Determination Date"), and the Offering will commence as described in Paragraph 8 herein.

Upon execution of this letter agreement, the Company agrees to wire to Ridgewood an initial retainer fee of $20,000 for our services hereunder, and Ridgewood will commence due diligence. Such initial retainer shall be deducted from the success fees set forth below. Wire instructions for Ridgewood are as follows:

                       Ridgewood Group International Ltd.
                                 c/o Chase Bank
                              60 East 42nd Street
                               New York, NY 10017
                                 ABA #021000021
                             Account #1128076200465

CrossPoint Foods Corporation
May 3, 2001
Page 2

Ridgewood Capital's fee, payable at the closing of the Offering, shall be determined according to the following scale:

Type of Security                                              Fee As % of Amount Raised
----------------                                              -------------------------
Senior Bank Debt                                                         2.50%
Senior Notes                                                             4.00%
Subordinated Notes                                                       5.00%
Convertible Subordinated Notes                                           6.00%
Convertible Preferred Stock                                              7.00%

In addition, the Company agrees to issue to Ridgewood or Ridgewood Capital, at our discretion, at the closing of the Offering five-year warrants to purchase between 160,000 shares and 220,000 shares of common stock, to be determined on a pro rata basis between $18 million and $25 million Offering sizes. The warrants shall be exercisable at a price equal to the IPO price.

In connection with our services hereunder, the Company also agrees to promptly reimburse us for our reasonable expenses, including our expenses of counsel.

As soon as practicable after the Determination Date, the Company and Ridgewood Capital will executive a formal private placement agency agreement (the "Agency Agreement"). The Agency Agreement shall set forth in Schedule A thereto the definitive agreement between the Company and Ridgewood Capital with respect to amounts, classes and terms of the securities to be offered. The Offering will commence on the date of execution of the Agency Agreement and will continue for a period of 120 days from such date unless extended by mutual agreement (the "Termination Date").

The Company shall have the right to reject the terms of any indications of interest of financing commitments obtained by Ridgewood. However, if Ridgewood obtains financing commitments for at least 90% of the aggregate amount set forth in the Agency Agreement on terms which reasonably approximate those set forth in the Agency Agreement and the Company rejects such commitments, the Company will pay Ridgewood a termination fee of $125,000 to $175,000 to be determined on a pro rata basis between $18 million and $25 million Offering sizes (or financing commitments ranging between $16.2 million and $22.5 million). Further, if the Company terminates the Offering because it elects to accept financing from or through a party other than Ridgewood, the Company will pay Ridgewood a termination fee between $125,000 and $175,000 to be determined on the same pro rata basis set forth above. In addition, if during the one year period following the Termination Date the Company accepts financing from a party which was introduced by Ridgewood or with whom Ridgewood held discussions or negotiations during the term of this engagement, whose financing terms the Company elected to reject (and with respect to which Ridgewood did not receive a termination fee pursuant to this Paragraph), the Company will pay Ridgewood a fee to be determined in accordance with the fee scale set forth in Paragraph 6 herein.

As is customary with respect to engagements of this type, the Company agrees to indemnify Ridgewood and Ridgewood Capital in accordance with the Indemnification Provisions set forth in Schedule A hereto.

Ridgewood Capital's execution of the Agency Agreement and commencement of the Offering shall be conditioned upon (i) satisfactory completion of our due diligence; (ii) negotiation of mutually satisfactory definitive terms of the Offering; (iii) no occurrence of any material adverse change, on a pro forma basis including any potential acquisitions, in the operations, financial condition or operating outlook of the Company; (iv) no occurrence of any material adverse change in financial markets which, in Ridgewood Capital's judgment, would materially decrease the likelihood that the Offering could be completed; and (v) completion of the Company's IPO in an amount sufficient to complete the acquisitions of SWT and Damon.

CrossPoint Foods Corporation
May 3, 2001
Page 3

The validity and interpretation of this agreement be governed by the laws of the State of New York applicable to agreements made and to be fully performed therein. Any dispute regarding the interpretation of this agreement shall be submitted to arbitration in New York, NY under the procedures of the American Arbitration Association or the National Association of Security Dealers. The awarded party shall be entitled to be awarded costs and expenses including expenses of counsel, if the award is appealed and upheld, not subject to further appeal.

If the foregoing correctly sets forth our agreement, please sign the enclosed copies of this letter in the space provided below and return one copy to us.

Very truly yours,

Ridgewood Group International Ltd.            Confirmed and Agreed to this
                                              3rd day of May, 2001
                                              CrossPoint Foods Corporation

By: /s/ WILLIAM J. POTTER                     By: /s/ MARK LARAMIE
    ------------------------------                ------------------------------
        William J. Potter                             Mark Laramie
        President                                     President &
                                                      Chief Executive Officer

Ridgewood Capital Funding, Inc.

By: /s/ WILLIAM J. POTTER
    ------------------------------
        William J. Potter
        Managing Director

                                   SCHEDULE A

                           INDEMNIFICATION PROVISIONS

The Company (as such term is defined in the Agreement) agrees to indemnify and hold harmless Ridgewood and Ridgewood Capital (as such term is defined in the Agreement) against any all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise) including, without limitation, the costs, expenses and disbursements as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Ridgewood's acting for the Company including, without limitation, any act or omission by Ridgewood in connection with its acceptance of or the performance or non-performance to it obligations under the letter agreement dated May 3, 2001 between the Company and Ridgewood as it may be amended from time to time (the "Agreement"); provided, however, such indemnity agreement shall not apply to any costs, expenses or disbursements to the extent it is found in a final judgment, by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of Ridgewood. The Company also agrees that Ridgewood shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Ridgewood except to the extent that such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Ridgewood's gross negligence or willful misconduct.

If the Company becomes aware of any action, suit, proceeding or investigation (at any level) which may concern or involve Ridgewood for which Ridgewood may be entitled to indemnification by the Company, it shall immediately give written notice to Ridgewood of such action, suit, proceeding or investigation.

These indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Ridgewood or the persons indemnified below in this sentence and shall extend to the following: Ridgewood or the persons indemnified below in this sentence and shall extend to the following: Ridgewood and its respective affiliated entities, members, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Ridgewood in these indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which Ridgewood proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Ridgewood to notify the Company shall not relieve the Company from its obligations hereunder, Ridgewood shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Ridgewood made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without prior written consent of Ridgewood, settle or compromise a claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Ridgewood of an unconditional release from all liability in respect of such claim.

Schedule A -- CrossPoint Foods Corporation
Page 2

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Ridgewood, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Ridgewood, on the other hand, in connection with the statements, acts, omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Ridgewood shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Ridgewood pursuant to the Agreement.

Neither termination nor completion of the engagement of Ridgewood referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

Dated: May 3rd, 2001

Ridgewood Group International Ltd.           CrossPoint Foods Corporation

/s/ ILLEGIBLE                                /s/ ILLEGIBLE
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Ridgewood Capital Funding, Inc.

/s/ ILLEGIBLE
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